UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On April 2, 2015, Trian Fund Management, L.P. (“Trian”) sent the following letter to the Editor of The Wall Street Journal:

Trian Fund Management, L.P. 280 Park Avenue, New York, NY 10017 T: 212 451-3000 F: 212 451-3134

April 2, 2015

To The Editor:

Jeffrey Sonnenfeld’s April 1 article, “Activist Shareholders, Sluggish Performance” misrepresents, cherry-picks, and omits data to present a highly misleading and inaccurate picture of Trian’s performance. The fact is that Trian has delivered strong results for our investors, which is why we have approximately $12 billion in assets under management. We have generated a return of approximately 137% net of fees since inception in November 2005, outpacing the S&P 500 by approximately 2,900 basis points (bps). And if you look at the shareholder returns for the Trian portfolio companies on which Nelson Peltz served or serves on the board, from the day we invested until today, they have outperformed the S&P 500 by an average of almost 900 bps annually.

Professor Sonnenfeld’s deceptive and selective use of short-term data is most blatant in citing Trian’s returns for 2014 and 2012 – but not including 2013. Not only is his 2014 figure wrong (our return was actually 11% net of fees) but he conveniently omits 2013 when we were up 40% net of fees, significantly outpacing the S&P 500.

Professor Sonnenfeld also leaves out necessary context for DuPont’s share price performance in recent years. As detailed in our white paper (available at www.DuPontCanBeGreat.com), we believe this performance is largely due to a cyclical recovery and Trian’s involvement, not DuPont’s earnings – which for 2012, 2013, 2014 and, according to DuPont’s guidance, 2015, will all be below earnings in 2011. We do not believe it is a coincidence that the two days of greatest DuPont stock price outperformance versus the S&P 500 under current management since 2009 were the day news first broke that Trian had invested in DuPont (~500 bps outperformance) and the day Trian released its white paper (~500 bps).

Trian takes pride in working constructively with boards and management teams to improve operations and create sustainable long-term shareholder value. That is why we have nominated four highly qualified nominees for election to the DuPont Board at the 2015 Annual Meeting. DuPont can be great again, but it will require eliminating excessive corporate costs, bureaucracy, and management rhetoric – and bringing the highest level of accountability to the boardroom.

Sincerely,

Nelson Peltz	Peter May	Ed Garden
Founding Partner & Chief Executive Officer	Founding Partner & President	Founding Partner & Chief Investment Officer

Additional Information

Trian and the investment funds that it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”), together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of the E.I. du Pont de Nemours and Company (the “Company”), including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

###